                                                          SEC File No. 333-11637
                                                                  Rule 424(b)(3)
                                                                      PROSPECTUS


                       DRANSFIELD CHINA PAPER CORPORATION
           (a British Virgin Islands international business company)

                         461,572 Shares of Common Stock
        (For the account of a distributing shareholder, SuperCorp Inc.)

         Dransfield China Paper Company ("the Company") is a recently formed, development-stage shell company without significant assets or any business. It was formed by SuperCorp Inc., an Oklahoma corporation, for the purpose of (i) creating a public market for the Company's securities by distributing to SuperCorp's approximately 2,500 shareholders ("the Spinoff") 461,572 shares of the Company's Common Stock ("the Spinoff Shares"), (ii) merging with another British Virgin Islands company, Dransfield Paper Holdings Limited ("Dransfield Paper") ("the Merger"), which other company is a viable company with significant assets and an ongoing business, and (iii), following the Merger, engaging in the business and activities now being conducted by Dransfield Paper
- buying and selling paper, distributing Proctor & Gamble's "Tempo" brand paper handkerchiefs in Hong Kong and China, and converting jumbo rolls of paper into finished hygienic paper products for sale in Hong Kong and China.

         In addition to the 461,572 Spinoff Shares registered herein and to be distributed pro rata to SuperCorp's shareholders, 38,428 unregistered shares of Common Stock will be issued to two persons for services rendered to the Company and 500,000 unregistered Callable Common Stock Purchase Warrants ("U.S. Callable Warrants"

                                                        (continued on next page)
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                          PROSPECTUS SUPPLEMENT NO. 1

  The proposed merger described herein, between the Company and Dransfield Paper Holdings Limited, was approved by a vote of the shareholders of both companies and became effective on February 26, 1997. On March 5, 1997, Thomas J. Kenan and William L. Peterson, Jr., Oklahoma City, Oklahoma attorneys, were added as directors to the list of directors on pages 38 and 39 of Dransfield Paper, which directors are now directors of the Company.

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
===============================================================================================================
                                                           UNDERWRITING DISCOUNTS        PROCEEDS TO OTHER
                                 PRICE TO RECIPIENT            AND COMMISSIONS              PERSONS(1)
----------------                -------------------        ----------------------        ----------------------
  Per Share                         $  0.01(2)                      $   0                 $    0.001

  461,572 Shares                    $   462(3)                      $   0                 $   462(4)
===============================================================================================================

(1) The estimated expenses of the transaction described herein are $185,255, all of which is being borne by Dransfield Paper Holdings Limited ("Dransfield Paper"), a British Virgin Islands international business company with whom the Company proposes to merge. These expenses are federal and state registration fees - $1,380; stock transfer agent's fee - $4,375; escrow agent's fee - $500; printing and engraving - $10,000; legal fees - $40,000; auditor's fee - $75,000; mailing cost - $4,000; and Nasdaq listing fee - $50,000.

               The date of this Prospectus is February 13, 1997.